Vitacost.com, Inc. Names Joseph R. Topper, Jr. as Chief Information Officer/Chief Technology Officer

BOCA RATON, Fla., August 6, 2012 – Vitacost.com, Inc. (NASDAQ: VITC), a leading online retailer of health and wellness products, announced that Joseph R. Topper, Jr. (“Jay”) was named Chief Information Officer/Chief Technology Officer effective immediately. Mr. Topper replaces former Chief Information Officer Nachiket Desai who is no longer with the Company.

Mr. Topper brings over 20 years of senior level leadership experience and 10 years of Chief Information Officer experience to Vitacost.com. He was most recently Senior Vice President of Customer Success of Rosetta Stone Inc. and served as the Company’s first Chief Information Officer from 2007 through 2009, leading the technology department through the initial public offering and gaining Sarbanes-Oxley compliance. Mr. Topper holds an M.S. in Telecommunications & Information Management from the Polytechnic Institute of New York University and a B.S. in Mathematical Sciences from the United States Coast Guard Academy.

“We have been investing in our infrastructure to develop a world-class technology platform that will support our future growth and believe Jay’s leadership skills will help enable us to achieve our goals,” commented Jeffrey Horowitz, Chief Executive Officer. “Jay’s significant customer-centric, growth-oriented IT experience will play a key role in enhancing the customer experience and using technology to help drive our business.”

“I look forward to working with the Vitacost team to help further scale and optimize the business as we acquire new customers, expand capacity and improve overall operating efficiencies to increasingly take advantage of the attractive category dynamics in the health and wellness industry,” stated Mr. Topper.

About Vitacost.com, Inc.

Vitacost.com, Inc. (NASDAQ: VITC) is a leading online retailer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs and other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, pet products, sports nutrition and health foods. Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com. Vitacost.com, Inc. strives to offer its customers the broadest selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the Company’s future growth prospects and financial performance, involve known and unknown risks and uncertainties, which may cause the Company’s actual results in current or future periods to differ materially from those anticipated or projected herein. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the full year ended December 31, 2011 and in the Company's subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof.

Investor Contact:

Vitacost.com

Kathleen Reed

Director of Investor Relations

561.982.4180

ICR, Inc.

John Mills

Senior Managing Director

310.954.1105